EXHIBIT 99.1

CORPORATE PARTICIPANTS
Jon Stanner Strategic Hotels & Resorts, Inc. – VP, Capital Markets & Treasurer
Rip Gellein Strategic Hotels & Resorts, Inc. - Chairman & CEO
Diane Morefield Strategic Hotels & Resorts, Inc. – EVP & CFO

CONFERENCE CALL PARTICIPANTS
Jonathan Mohraz JPMorgan - Analyst
Ryan Meliker MLV & Co. - Analyst
Chris Woronka Deutsche Bank - Analyst
Lukas Hartwich Green Street Advisors - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q3 2013 Strategic Hotels & Resorts Earnings Conference Call. My name is Allison, and I will be your operator for today’s call.
At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of the conference call. (Operator Instructions) As a reminder, this call is being recorded for replay purposes.
I'd now like to hand the call over to Mr. Jon Stanner, Vice President, Capital Markets and Treasurer. Please proceed sir.

Jon Stanner - Strategic Hotels & Resorts, Inc. – VP, Capital Markets & Treasurer

Thank you and good morning everyone. Welcome to the Strategic Hotels & Resorts third quarter 2013 earnings conference call.
Our press release and supplemental financials were distributed yesterday and are available on the Company's website in the Investor Relations section. We are hosting a live webcast of today's call which can be accessed by the same section of the site, with a replay of today's call also available for the next month.
Before we get underway, I'd like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates, in addition to management's beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg. G requirements.
I would now like to introduce the members of the management team here with me today. Rip Gellein, Chairman and Chief Executive Officer, and Diane Morefield, our Chief Financial Officer. Rip.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thank you, Jon. Good morning, all.
We are very pleased to report exceptional operating results for the quarter led by both enhanced group and transient demand together with impressive margin expansion. Our strategy is founded on the belief that luxury will lead the recovery resulting in meaningful continued embedded growth in our portfolio. The high-end quality of our portfolio, the markets we've chosen to operate in and our best-in-class asset management capabilities are driving our outperformance.
Today, I will cover key details of our third quarter results and our enhanced outlook for the remainder of the year, as well as provide some preliminary commentary on next year. I will also give you a quick update on our asset sale activity. Diane will cover our revised guidance ranges, all of which have been increased to reflect our outstanding results from the first three quarters and forecast for the balance of the year.

We are focused not only on executing to capitalize on this recovery but also on strengthening our balance sheet through continued deleveraging to meet our target ranges. To that end, we remain focused on selling at least one hotel.
We are in the marketing process on the Marriott Grosvenor Square and will have more to report during the fourth quarter. There is no question that the transaction market for high-end hotels is becoming more active, and we are confident that the sale of an asset in our portfolio will be achievable to continue our stated strategy to further deleverage and significantly strengthen our balance sheet.
Yesterday we reported another terrific quarter of results as all of our key operating and earnings metrics came in higher than both our internal forecast and street estimates, as well as our peer groups. RevPAR for our Total North American hotel portfolio grew an impressive 10.7% with nearly three-quarters of that growth coming from a 7.4% increase in ADR.
Occupancy improved by 2.3 percentage points, and total RevPAR growth was 9% for the quarter. As a result, Comparable EBITDA grew 29.1% to $60.1 million, and our Total North American EBITDA margins grew an impressive 240 basis points, adjusted for several one-time items.
While growth was broad-based, our corporate customer led the results. Corporate room nights were up 6.3% driven by our resort properties, which were up 7.4% in group room nights.
Total group room nights for the quarter increased 3% driven by a 7.6% increase in association business where we benefited from two additional city-wide conferences in Chicago compared to the third quarter of last year. For example, the Fairmont Scottsdale hotel continues to benefit from the new ballroom as the hotel hosted over 5,000 additional group room nights compared to last year, driving occupancy growth nearly 6 percentage points in the seasonally slower third quarter when the temperature in Scottsdale is a balmy 110 degrees.
Transient occupied room nights overall increased 5.2% as growth in the corporate negotiated and premium segments were offset by a small decline in the lower rated discount segment of our business. This is a healthy continuation of the ongoing shift of business out of lower-rated transient channels into higher-rated channels, and helped drive a 7.7% increase in our overall transient rate.
For the quarter overall, transient customers represented 66% of occupied room nights as our hotels predictably booked more leisure related business throughout the summer months. For the full-year, our expectation remains that we will have a fairly even mix of occupancy with group business representing a little under half of our total room nights, with the balance being transient. For our Same Store North American portfolio, which excludes the JW Marriott Essex House and our two unconsolidated joint venture properties, RevPAR increased 10.8% for the quarter driven by a 7.2% increase in ADR and a 2.7 percentage point increase in occupancy, which is fairly consistent with the total portfolio.
In terms of outlook, we are generally very positive about the future outlook for our portfolio. As I said, we believe the high-end sector -- and our portfolio specifically -- will continue to outperform the market as a whole.
Although the recovery has been more muted than many may have anticipated, demand growth in our markets continues to outpace supply growth, and, with a few exceptions, there is fairly limited new supply on the horizon in the luxury and full-service sectors that would be direct competition to our hotels. Therefore, we believe this recovery will continue in our sectors for an extended period of time.
As we have reported throughout the year, our group trends have outperformed the industry, and although that segment of the business has lagged with our hotels still 12% below peak room nights, we believe we are seeing increasingly positive signs in the group market. Our 2013 group room nights currently on the books are up nearly 3% compared to last year and at rates 4.2% higher, yielding a 7.1% increase in group revenues.
More importantly, for 2014, definite group room night pace is up nearly 9%, with rate up 4%, resulting in definite revenue up over 13%. At this point, our 2015 numbers are too small to draw many conclusions from; however, all of the early indications are positive since we are currently up 3.4% in revenues on a pace basis.
Finally, we have heard many of our peers report on the impact of the government shutdown on their third quarter results and full year forecast. Thankfully, we essentially experienced zero impact from the shutdown.
As you know, we have only one hotel in the DC area and our Four Seasons does not rely on that type of government business and, in fact, experienced RevPAR growth in the third quarter over 8%. In addition, our October results at that property will be the beneficiary of the return of the IMF to the city during which the hotel was sold out with five night minimum stays at an average of $1,700 per night.
Moving on to guidance, based on our outperformance in the first three quarters and our projections for the fourth quarter, we are raising our full year guidance ranges. We are increasing both our RevPAR range to 7.5% to 8%, and our Total RevPAR range to 6.5% to 7%, which represents a 1% increase to the top end of the range and a 150 basis point increase to the bottom end of our original guidance in February. Diane will provide you more detail on the revised guidance shortly.
On the asset sale front, during the third quarter we sold the Lakeshore Athletic Club property we had foreclosed upon adjacent to the Fairmont Chicago hotel for $10.5 million. In addition, as I said in the beginning, the marketing process for the Marriott Grosvenor Square hotel is ongoing with significant interest from a variety of buyers.
We will continue to update you when we have more definitive news to report on this front but, rest assured, we are very focused on significantly improving our balance sheet, and a sale of one of our hotels is a key component to accomplishing that goal.
I will now turn over the call to Diane.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Thank you Rip. Good morning everyone. I know you all have had an opportunity to review our third quarter results which were released yesterday so I will just touch on a few additional highlights.
As Rip pointed out, our third quarter Comparable EBITDA was $60.1 million, which represented a 29% increase over the third quarter of last year, and our Comparable FFO increased 75% to $0.14 per share. These results exceeded both our internal forecast and our consensus estimates.
Rip provided you with a review of our top-line property level results so I will highlight a few other relevant operating metrics. Our total RevPAR increased 9% during the quarter in our Total North American portfolio largely driven by an 8.3% increase in non-rooms revenue.
Our food and beverage revenues increased 9.3% with banquet revenues up 10% and outlet covers were up 9% compared to the third quarter of last year. We continue to see positive trends in group spending as spending per occupied group room increased 7.6% in the quarter. Reported EBITDA margins expanded 400 basis points compared to the third quarter of last year due to a number of factors, including some one-time items.
Hours worked per occupied room actually declined by 0.2%. Total hours worked increased only 2.1% despite occupied room nights increasing 4.5%, which illustrates our ongoing labor management controls which are having a very positive impact on our profitability.
We continue to diligently control labor costs at the hotel level which is illustrated by our FTE statistics. For example, compared to 2008, total FTE’s are 12% lower and management FTE’s are still down 16%.
Again, adjusting for a couple of one-time expense items that actually negatively impacted the third quarter of 2012, including acquisition costs that had to be expensed at the Essex House and a property tax reassessment at the Hotel del Coronado last year, our EBITDA margins still expanded 260 basis points and our EBITDA growth to RevPAR growth ratio was 2 times, which is particularly impressive given the 10.7% RevPAR growth. During the quarter, nine of our hotels achieved double-digit RevPAR growth, led by the Fairmont Scottsdale Princess at 22% which, as Rip mentioned, continues to benefit from the new ballroom that opened in September of last year, as well as other property-level marketing initiatives.
Both the InterContinental Miami and the Westin St. Francis grew RevPAR 17% driven both by group and transient corporate business. Our Four Seasons in Jackson Hole and in Silicon Valley both grew RevPAR 16%, driven by 14% and 10% increases in ADR, respectively. The JW Marriott Essex House had a 25% improvement in rate that led to a 12% increase to RevPAR. Finally, our two California Ritz-Carltons had RevPAR growth over 10%.
Turning to our liquidity, we currently have $116 million drawn on our line of credit and an additional $16.5 million of letters of credit outstanding, leaving us with approximately $170 million of line capacity. Since the beginning of the year, we have reduced the amounts outstanding on the credit facility from $146 million to $116 million.
We continue to deleverage on the margin both through non-core asset sales and cash flow generated from operations. We intend to further deleverage in a more meaningful way with the sale of an asset in the next few months. We currently have approximately $80 million of unrestricted cash on the balance sheet, primarily at the hotel level. We also have two unencumbered assets.
As Rip mentioned, we are increasing our guidance ranges today based on the strong operating results in the first three quarters and our forecast for the remainder of the year. For the full year, we expect RevPAR in our Same Store North American portfolio to increase between 7.5% and 8% and Total RevPAR to increase between 6.5% and 7%.
Property-level EBITDA margins are expected to expand between 125 and 150 basis points, which is a 25 basis point increase from our original guidance. Comparable EBITDA is expected to be in the range of $205 million to $215 million and FFO between $0.38 and $0.43 per share.
Finally, our estimate for G&A expense for the year is in the $23 million to $24 million range.
With that, we would now like to open up the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)
Your first question comes from the line of Jonathan Mohraz with JPMorgan. Please proceed.

Jonathan Mohraz - JPMorgan - Analyst

Hi Rip and Diane. Congratulations on the quarter. I have a couple of questions.
Diane, I think you mentioned you expected the sale of an asset in the next few months. Is that the London property or is that a different property?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

No. The London property is still being marketed. We are in the middle of the process so once we have anything definitive, we will report on that. There is debt on the property that would be repaid and the excess cash flow obviously would be used to further deleverage the balance sheet.

Jonathan Mohraz - JPMorgan - Analyst

Without guiding towards pricing, is it your expectation after repaying the debt that the proceeds would roughly match your equity contribution or at least roughly match your equity contribution for the JW Essex House?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Again, we're not going to report on where the price ranges are coming out on this since it is a competitive bid process. There will certainly be excess cash flow to pay down the line.

Jonathan Mohraz - JPMorgan - Analyst

Okay. Great. More broadly, when we think about asset sales aside from London, and I think you previously mentioned the Marriott Lincolnshire at some past point, are there other hotels in your portfolio that you would consider selling?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

The answer is yes -- at the right price. We believe strengthening our balance sheet is a really important strategic goal. Depending on what the price would be, we would entertain that.
We believe there is significant interest in assets like the ones that we own. If we saw something that was advantageous, we would consider it.

Jonathan Mohraz - JPMorgan - Analyst

Great. That's all for me. Thanks so much.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Thank you.

Operator

You next question comes from the line of Ryan Meliker of MLV & Company. Please proceed.

Ryan Meliker - MLV & Co. - Analyst

I have a couple of quick questions. Rip, in your prepared remarks you talked about the appetite for your types of assets in the market increasing.
Can you give us a sense in terms of how things have changed from 12 months or so ago when you were evaluating whether to sell the Jackson Hole property? Are you seeing more private equity? Are you seeing higher LTV's? Are you seeing lower debt yields? Give us some color on how things have changed when you talked about things accelerating. Thanks.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Ryan, as we are experiencing with the process at Marriott Grosvenor Square, there is a pretty wide range of buyers from the sovereign wealth folks to the private equity folks to the REITs. We are seeing a broad array of them. The interesting part from our perspective is simply that as the markets are improving and, as we saw with our results this quarter, we are seeing more interest.
You haven't seen a lot trading in our sector at this point in time. As it relates to cap rates, and I don't know that there's what I would call a huge trend, but we believe there is significant value in these assets and that we've got a runway in the recovery that continues. At least that's our experience for the moment.

Ryan Meliker - MLV & Co. - Analyst

Do you think that that is primarily driven by the improving fundamentals across the industry or are there other factors driving it?
Oftentimes asset prices peak prior to fundamental peaking. Does it make sense to sell more assets sooner than later if you're already getting to a point where we're seeing values accelerate?
We heard from one of the larger REITs a few weeks ago that they are being priced out due to competitive bidding on assets. I'm wondering if we are now getting closer to a time where it makes more sense to really push through assets you might not want to own long term?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

That's a really good question. The question for us is how long is this recovery going to last?

Our view is that supply in our part of the market is really muted. Credit markets are good. We are seeing increased interest in some of our assets.
I think from a pure strength in our balance sheet standpoint, we will be very alert to what we can sell some of these assets for; as you say, assets we don't want to hold long-term although we don't have a lot of those. To the degree we get good pricing on a couple, we will certainly be open to moving them.

Ryan Meliker - MLV & Co. - Analyst

All right. That is all for me. Thanks.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thanks.

Operator

Our next question comes from Chris Woronka, Deutsche Bank. Please proceed.

Chris Woronka - Deutsche Bank - Analyst

As we look out to 2014, what are you hearing from some of your operators about the decision to group up or more likely hold back on group? This year was a little bit strange because the group strength came in much later in the year.
What is the balance there between locking it down and holding it out? Are you hearing anything different in the last couple of months?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Not really. We are still below peak.
A couple of things that we are experiencing are really interesting. One is that group spend per night is now essentially back to peak. We don't really have the same number of group room nights that we had at peak. We've got room to accept more group and then get the compression in the transient that we had when we were at peak.
We are not sensing at the moment a desire to cut back on group because we've got that room to expand. We're not at that magic 50/50 mix which is our goal.
We are very encouraged by group spend. As we said in our prepared remarks, we are very encouraged by the pace going into 2014. We've got a ways to go before we start cutting back on group.

Chris Woronka - Deutsche Bank - Analyst

Okay. Definitely some impressive numbers you guys ran through on the labor side.
Is that kind of a run rateable in terms of room nights versus hours worked? Or does that stabilize at some point?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

We work every day to keep it stable there. I believe the answer to your question is yes. There is always pressure; just pure inflation pressure on wages and those kinds of things.
Our team's really done a good job of keeping the fixed overhead at a controllable level as we've experienced this growth. Our expectation for the moment is that that will continue.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

I think the other thing to point out for the full year similar to the quarter is that our RevPAR growth is almost 80% from ADR. That is tremendous flow through.
It has less to do with labor costs, et cetera. The more we can, we will continue to push rate and that is why you see our margin expansion being pretty impressive.

Chris Woronka - Deutsche Bank - Analyst

Okay. Great.
Finally, on CapEx and renovations, is there anything on the horizon for 2014? How are you guys looking at any disruption you might have 2014 versus 2013?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

There may be a little more disruption next year.
We are kicking off a room renovation at the Westin St. Francis in the Tower that starts at the end of this year and goes into the first part of next year. There will be displacement from that. Obviously, when we give guidance, we will include that.
We are doing bathroom updates and some soft good room renovation at the Hyatt Regency La Jolla. That was actually budgeted as part of the refinancing that we did for that asset not too long ago. We're doing a room renovation at Loews Santa Monica. Again, we haven't given guidance for 2014, but displacement will probably be a little higher next year than it was this year.

Chris Woronka - Deutsche Bank - Analyst

Okay. Very good. Thanks.

Operator

Thank you. Your next question comes from Lukas Hartwich, Green Street Advisors. Please proceed.

Lukas Hartwich - Green Street Advisors - Analyst

Punta Mita seems to have turned the corner this year. Can you guys comment on the environment in Mexico?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

We think the environment in Mexico is obviously better. We had a great festive season last year and expect to have a very good festive season this year. We think there's good progress.
The resort is in great shape. We have a new ballroom under construction that will open soon which will bring additional group room business there.
We are pleased. It has taken a little longer than we would've wanted, but we think the momentum is really good. By and large, it has been pretty stable in Mexico. We think there is great upside in that asset.

Lukas Hartwich - Green Street Advisors - Analyst

Great. Is that a longer-term asset? Is that a core asset for the Strategic portfolio? Is that something you would ultimately look to sell?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

It is a wonderful asset with great upside. As we talked about earlier, we would have to consider offers at good prices for one or two of our assets. So we will see where the world takes us.

Lukas Hartwich - Green Street Advisors - Analyst

Great. That's it for me. Thank you.

Operator

Thank you. I would now like to turn the call over to Rip Gellein for closing remarks.

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thank you, everyone. We appreciate your time. It was a great quarter, and we look forward to talking to you next quarter.

Operator
Thank you, ladies and gentlemen. That concludes the presentation. You may now disconnect, and good day.